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                                                                     Exhibit 5.1


                        Taft, Stettinius & Hollister LLP
                              1800 Star Bank Center
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957



                                 April 28, 1998




Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      The Kroll-O'Gara Company

Dear Sirs:

         We have acted as counsel for The Kroll-O'Gara Company, an Ohio corporation (the "Company"), in connection with its filing of a Registration Statement on Form S-1 (Registration No. 333-48099) covering the sale of up to 5,060,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), of which up to 3,200,000 shares are to be sold by the Company. We also have acted as counsel for certain of the Company's shareholders (the "Selling Shareholders") with respect to the sale by them of up to 1,860,000 shares of Common Stock pursuant to the Registration Statement.

         It is our opinion that the registration of the sale of the Common Stock pursuant to such Registration Statement and the issuance of such shares by the Company have been duly authorized by all necessary corporate action by the Company. When issued and sold as contemplated by the Registration Statement, and upon receipt by the Company and the Selling Shareholders of payment therefore, the Common Stock will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained therein.

                                                    Very truly yours,



                                                    TAFT, STETTINIUS & HOLLISTER